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                                                                       EXHIBIT 2

                     VLSI BOARD OF DIRECTORS FINDS PHILIPS
                          UNSOLICITED OFFER INADEQUATE

              --VLSI BOARD DECIDES TO EXPLORE STRATEGIC ALTERNATIVES--

SAN JOSE, CA, MARCH 18, 1999--VLSI Technology, Inc. (Nasdaq: VLSI) today announced that its Board of Directors has unanimously determined that the unsolicited cash tender offer by Royal Philips Electronics for all of the outstanding shares of VLSI at $17.00 per share is inadequate and not in the best interests of its stockholders, and therefore unanimously recommends that VLSI's stockholders reject the Philips Offer and not tender their shares to Philips.

The VLSI Board also unanimously determined that VLSI should explore its strategic alternatives, including a merger, sale or recapitalization of VLSI. The VLSI Board said those alternatives could include negotiations with interested parties, including Philips. In the context of those negotiations, the VLSI Board believes interested parties will recognize the strong business potential of VLSI.

In reaching its determination and recommendation, the Board considered a number of factors, which included:

    - The presentations by VLSI's financial advisers, Morgan Stanley & Co. Incorporated and Hambrecht & Quist LLC concerning VLSI and the financial aspects of the Philips Offer as well as the oral and written opinions of each of Morgan Stanley and Hambrecht & Quist, stating that the Philips Offer is inadequate, from a financial point of view, to VLSI's stockholders, other than Philips.

    - Information provided by its financial advisers relating to the preliminary exploratory discussions conducted by VLSI and its financial advisers with a number of parties as part of the evaluation of the Philips Offer.

    - The Board's determination to explore strategic alternatives which have the potential of resulting in a value for shares of VLSI common stock in excess of the Philips Offer.

    - The Board's perception of VLSI's improved financial condition, results of operations and business.

    - The Board's perception of improving conditions in the semiconductor industry generally and in VLSI's four primary business segments--digital entertainment, wireless, networking and advanced computing--in particular, which have been adversely affected by market conditions in the last two years.

VLSI will continue to engage in exploratory discussions with a number of parties regarding potential strategic alternatives available to VLSI, and such discussions are expected to lead to negotiations with one or more potential parties with respect to a potential strategic transaction.

VLSI also announced today that it is filing with the Securities and Exchange Commission, and will mail to stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the company's formal recommendation with respect to the Philips Offer. Additional information with respect to the Board's decision to recommend that stockholders reject the Philips Offer and the matters considered by the Board in reaching such decision is contained in the
Schedule 14D-9. The full text of the Schedule 14D-9 will be available at VLSI's homepage, www.vlsi.com.

VLSI Technology, Inc. designs and manufactures custom and semi-custom integrated circuits for leading firms in the wireless communications, networking, consumer digital entertainment and advanced computing markets.

The company is based in San Jose, Calif. with 1998 revenues from continuing operations of $547.8 million, and approximately 2,200 employees worldwide.

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Contacts:        ANALYSTS/INVESTORS                    MEDIA
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
                 Lisa Ewbank                           Todd Fogarty/Victoria Weld
                 Director, Investor Relations          Kekst and Company
                 VLSI Technology, Inc.                 212-521-4800
                 408-474-5519
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